EXHIBIT 99.1

COMMUNITY BANCORP.

DIVIDEND REINVESTMENT PLAN SHAREHOLDER AUTHORIZATION CARD

      I/We hereby enroll in the Community Bancorp. Dividend Reinvestment Plan (the "Plan") and appoint Community National Bank (the "Bank") as my/our agent under the Plan to hold for my/our account in book entry form allocations of whole and fractional shares of the Common Stock of Community Bancorp. (the "Company") that I may receive as a result of reinvestment of any cash dividends and to hold other distributions that hereafter may become payable to me/us on shares of the Company's Common Stock. The Bank is also appointed as my/our agent to hold any certificates for shares of Common Stock of the Company that I/we may deposit with it.

By signing this form, I/we request enrollment in the Plan, certify that I/we have read the Prospectus describing the Plan, and agree to abide by all the terms and provisions of the Plan. I/we understand that I/we may terminate this Authorization at any time by notifying the Bank in writing.

Shareholder	Date

Shareholder	Date

Shareholder	Date

Please sign exactly as the name(s) appear(s) on the reverse side. When Shares are held by joint tenants, all joint owners must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. To enroll in the Plan, please sign, date and mail this card to Community National Bank, P.O. Box 259, Derby, Vermont 05829, Attn: Shareholder Services. An addressed envelope is provided for your convenience.

THIS IS NOT A PROXY -- IF YOU SIGN AND RETURN THIS AUTHORIZATION, CASH DIVIDEND CHECKS WILL NO LONGER BE SENT TO YOU. FURTHER DIVIDENDS WILL BE REINVESTED IN ADDITIONAL SHARES OF STOCK.

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